As filed with the Securities and Exchange Commission on October 2, 2003

Registration No. 333-34459

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MICHAELS STORES, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware (State or other jurisdiction of incorporation or organization)	75-1943604 (I.R.S. Employer Identification No.)

8000 Bent Branch Drive
Irving, Texas 75063
P.O. Box 619566
DFW, Texas 75261-9566
(972) 409-1300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

R. Michael Rouleau
Chief Executive Officer
Michaels Stores, Inc.
8000 Bent Branch Drive
Irving, Texas 75063
(972) 409-1300

(Name, address, including zip code, and
telephone number, including area code,
of agent for service)

With copies to:

Mark V. Beasley, Esq. Michaels Stores, Inc. 8000 Bent Branch Drive Irving, Texas 75063 (972) 409-1300	Robert L. Estep, Esq. Jones Day 2727 North Harwood Street Dallas, Texas 75201 (214) 220-3939

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _____.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐_____.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete. Michaels Stores, Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and Michaels Stores, Inc. is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated October 2, 2003

PROSPECTUS

4,900,000 Shares of Common Stock

MICHAELS STORES, INC.

Dividend Reinvestment and Stock Purchase Plan

     Michaels Stores, Inc. hereby offers participation in its Dividend Reinvestment and Stock Purchase Plan. Some of the significant features of the plan are:

•	If you are presently a stockholder of Michaels, you may purchase common stock by reinvesting all or a portion of any cash dividends you receive.

•	If you are presently a stockholder of Michaels, you may purchase common stock by making optional cash investments of $100 to $2,500 in a given month.

•	If you are not presently a stockholder of Michaels, you may purchase common stock by making an initial optional cash investment of $500 to $2,500.

     You are cautioned that the existence of the plan in no way implies that Michaels will pay dividends at any time.

     The price to be paid for shares of common stock purchased in connection with the reinvestment of dividends will be the Daily Price of shares of common stock for the day on which the cash dividend is paid. Except as set forth below, the price to be paid for shares of common stock purchased in connection with optional cash investments will be the average of the Daily Prices for the ten trading days immediately preceding the applicable investment date. “Daily Price” means the average of the high and low trading prices of the common stock on the New York Stock Exchange on the applicable day.

     If you wish to make an optional cash investment in an amount greater than $2,500, you must request a waiver from Michaels. In calculating the price to be paid for common stock purchased pursuant to a request for waiver, any Daily Price that does not equal or exceed the minimum price established by Michaels for optional cash investments made pursuant to a request for waiver will be excluded from the average. Michaels may establish a discount of 0% to 5% for shares purchased pursuant to a request for waiver.

     The common stock is listed on the New York Stock Exchange under the symbol “MIK.” On October 1, 2003, the closing price of the common stock on the New York Stock Exchange was $41.86. Michaels will pay the costs of administration of the plan, except for the cost of brokerage commissions for resale, certain service charges and fees and applicable taxes.

     Our principal executive offices are located at 8000 Bent Branch Drive, Irving, Texas 75063 (telephone: 972-409-1300).

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2003.

FORWARD-LOOKING INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
MICHAELS
DESCRIPTION OF THE PLAN
USE OF PROCEEDS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
SIGNATURES
INDEX TO EXHIBITS
EX-23.1 Consent of Ernst & Young LLP

FORWARD-LOOKING INFORMATION

     Some of the statements contained in this prospectus or incorporated by reference into this prospectus are forward-looking statements that reflect plans, estimates and beliefs. Words such as “anticipates,” “plans,” “estimates,” “expects,” “believes” and similar expressions often identify forward-looking statements. Michaels’ actual results could differ materially from those anticipated in these forward-looking statements as a result of the factors set forth in or incorporated by reference in this prospectus. These factors include:

•	customer demand and trends in the arts and crafts industry;

•	impact of competitor’s locations, pricing and products;

•	related inventory risks due to shifts in customer demand;

•	impact of economic conditions;

•	availability of acceptable locations for new stores;

•	difficulties in implementing information system technologies;

•	supply constraints;

•	results of financing efforts;

•	effectiveness of advertising strategies; and

•	other risks detailed in this prospectus (including the documents incorporated into this prospectus by reference).

     All subsequent written and oral forward-looking statements attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained in this section and elsewhere in this prospectus.

     Except for the information contained in this prospectus, Michaels has not authorized any person to give any information or to make any representation in connection with the offering or sale of these securities. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus will, under any circumstances, imply that the information contained herein is correct as of any date subsequent to the date of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     As specified below, certain documents filed or to be filed by Michaels with the Securities and Exchange Commission (the “SEC”), are incorporated by reference into this prospectus. The information contained in such documents is considered to be part of this prospectus, except that the information contained in later-dated documents will supplement, modify or supersede the information contained in earlier-dated documents.

     Michaels incorporates by reference into this prospectus the documents listed below and all documents filed by Michaels with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering.

•	Michaels annual report on Form 10-K for the fiscal year ended February 1, 2003;

•	Michaels quarterly reports on Form 10-Q for fiscal quarters ended May 3, 2003 and August 2, 2003;

•	Michaels current reports on Form 8-K filed with the SEC on May 8, 2003, May 29, 2003, June 19, 2003, July 24, 2003, August 8, 2003 and August 27, 2003; and

•	The description of Michaels common stock, par value $ .10 per share, contained in the Michaels registration statement on Form 8-A (SEC File No. 001-09338), filed December 5, 2001.

     You may request a copy of any of the information that has been incorporated by reference into, but not delivered with, this prospectus by writing to or telephoning Michaels’ Investor Relations Department at the following address or telephone number:

Michaels Stores, Inc.
8000 Bent Branch Drive
Irving, Texas 75063
Telephone: 972-409-1300

     The information relating to Michaels contained in this prospectus should be read together with the information in the documents incorporated by reference.

WHERE YOU CAN FIND MORE INFORMATION

     Michaels files reports, proxy statements and other documents with the SEC in accordance with the requirements of the Securities Exchange Act of 1934. Michaels’ filings with the SEC are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may read and copy these reports, proxy statements and other documents at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     This prospectus constitutes a part of a registration statement we filed with the SEC under the Securities Act of 1933 relating to 4,900,000 shares of Michaels common stock issued or issuable under the Michaels Stores, Inc. Dividend Reinvestment and Stock Purchase Plan and offered by this prospectus. This prospectus and the registration statement also relate to any additional shares of common stock that any person may acquire as a result of the antidilution provisions of the plan.

     Additional information regarding Michaels and the shares offered by this prospectus is contained in the registration statement and its exhibits. Any statements contained in this prospectus regarding the provisions of any other document are not necessarily complete. Accordingly, each such statement is qualified in its entirety by reference to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC.

MICHAELS

     Michaels is the largest national arts and crafts specialty retailer providing materials, ideas and education for creative activities. Through our Michaels stores, we offer products for the do-it yourself home decorator and art and craft supplies. We also offer, through Aaron Brothers, a wholly owned subsidiary of Michaels, photo frames, a full line of ready-made frames, custom framing services and a wide selection of art supplies. In addition, we own and operate Star Wholesale, a wholesale operation with one location in Dallas, Texas and another in Atlanta, Georgia, offering merchandise primarily to interior decorators/designers, wedding/event planners, florists, hotels, restaurants and commercial display companies.

     Our mission is to help people express themselves creatively. Through our broad product assortments, friendly and knowledgeable sales associates, educational in-store events and project displays in our Michaels stores, we offer an interactive shopping experience that encourages creativity. We also offer classes and demonstrations that teach basic and advanced skills and provide a hands-on experience in a community environment. We design our Michaels Stores to inspire shoppers to develop new décor and project ideas and to find the materials they need to successfully complete their projects.

DESCRIPTION OF THE PLAN

     The Michaels Stores Dividend Reinvestment and Stock Purchase Plan (the “Plan”) was approved by Michaels’ Board of Directors effective as of August 26, 1997. The following questions and answers explain the Plan. For purposes of the Plan, the term “business day” means any day other than Saturday, Sunday or a legal holiday on which the New York Stock Exchange (the “NYSE”) is closed or on which the administrator of the Plan (see Question 4) is closed.

Purpose

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide holders of common stock and other interested investors with a convenient and economical method to reinvest all or a portion of their cash dividends in common stock and to purchase common stock through optional cash investments. In addition, the Plan will provide Michaels with a cost-efficient and flexible mechanism to raise equity capital through sales of common stock under the Plan. Whether significant additional capital is raised may be affected, in part, by Michaels’ decision to waive the limitations applicable to optional cash investments. See Question 14 regarding Michaels’ criteria for granting a request for waiver to make an optional cash investment in an amount greater than $2,500 (a “Request for Waiver”).

The Plan is primarily intended to benefit long-term investors, and not individuals or institutions who engage in short-term trading activities that could cause aberrations in the trading of Michaels common stock. Michaels may modify, suspend or terminate participation in the Plan by otherwise eligible persons in order to eliminate practices which are inconsistent with the purposes of the Plan.

Holders of common stock and other prospective participants in the Plan are cautioned that the existence of the Plan in no way implies that Michaels will pay dividends at any time.

Participation Options

2.	What investment options are available under the Plan?

•	Dividend Reinvestments. Participants may purchase shares of common stock by reinvesting all or a portion of any cash dividend paid by Michaels.

•	Optional Cash Investments. Participants may purchase shares of common stock by making optional cash investments of $100 to $2,500 in a given month. Individuals who are not presently Participants may participate in the Plan by making an initial optional cash investment of $500 to $2,500. Additionally, in certain circumstances, Michaels may permit greater optional cash investments. See Questions 13 and 14.

Participation Eligibility

3.	Who is eligible to participate in the Plan?

•	Registered Owners. If you own shares of Michaels common stock that are registered in Michaels’ stock transfer books in your own name, you are eligible to participate directly in the Plan.

•	Beneficial Owners. If you own shares of Michaels common stock that are registered in Michaels’ stock transfer books in a name other than your own (for example, in the name of a broker, bank or other nominee) you may participate in the Plan in one of two ways:

•	Become a registered holder by having such shares transferred into your name; or

•	Make arrangements with your broker, bank or other nominee to participate in the Plan on your behalf.

•	Non-stockholders. If you do not currently own shares of Michaels common stock, you may participate in the Plan by making an initial optional cash investment in common stock of not less than $500 and not more than $2,500. See Question 6 regarding enrollment. In certain instances, however, Michaels may permit optional cash investments in an amount greater than $2,500. See Question 13 regarding optional cash investments and Question 14 regarding a Request for Waiver.

The right to participate in the Plan is not transferable to another person apart from a transfer of the underlying shares. Michaels reserves the right to exclude from participation in the Plan persons who use the Plan to engage in short-term trading activities that cause aberrations in the trading volume of the common stock. In addition, Michaels reserves the right to treat optional cash investments submitted on forms reflecting Registered Owners and Beneficial Owners (collectively, “Participants”) with the same name, address or social security or taxpayer identification number as a single investment for purposes of determining whether the $2,500 limit would be exceeded.

Individuals residing in jurisdictions in which their participation in the Plan would be unlawful are not eligible to participate in the Plan.

4.	What are the benefits and restrictions of the Plan?

•	Benefits

•	Participants can automatically reinvest cash dividends when, and if, paid on some or all of their shares of common stock. Participants will not pay a service charge when shares are purchased in this manner.

•	Participants may reinvest 100% of cash dividends because the Plan allows Participants to purchase fractional shares of common stock. Dividends on fractional shares, as well as on whole shares, will be reinvested in additional shares, which will be credited to Participants’ Plan accounts.

•	In addition to the reinvestment feature, the Plan allows eligible stockholders to purchase common stock pursuant to optional cash investments of not less than $100 and not more than $2,500 (except with the consent of Michaels) in any month. Optional cash investments may be made occasionally or at regular intervals, as each Participant desires. Participants may make optional cash investments even if dividends, if any, on their shares of common stock are not being reinvested under the Plan.

•	Persons not presently stockholders of Michaels may become Participants by making an initial cash investment of not less than $500 and not more than $2,500 (except with the consent of Michaels) to purchase common stock under the Plan.

•	Shares of common stock purchased with optional cash investments pursuant to a Request for Waiver, which, like all Plan shares, will be purchased directly from Michaels under the Plan, may be issued at a Discount (as defined in Question 14) to the market price; such Discount may vary each month between 0% and 5% and may be changed at the sole discretion of Michaels at any time.

•	Participants will avoid the need for safekeeping of common stock certificates credited to their Plan accounts and may submit for safekeeping certificates held by them and registered in their name. See Questions 16 and 17.

•	Participants that are registered holders may direct the Administrator to sell or transfer all or a portion of their shares held in the Plan and therefore may find the Plan an economical way to liquidate their holdings. See Question 18.

•	Transaction statements reflecting all current activity in Plan accounts, including purchases, sales and latest balances, will simplify recordkeeping for registered holders. See Question 19.

•	Restrictions

•	Discounts, if any, will not apply to the purchase of shares pursuant to the reinvestment of dividends. See Question 14.

•	Discounts, if any, will not apply to the purchase of shares pursuant to optional cash investments of $2,500 or less (unless part of a larger optional cash investment made pursuant to a Request for Waiver). See Question 14.

•	Participants are not guaranteed to receive a Discount on shares acquired under the Plan in connection with optional cash investments pursuant to a Request for Waiver, and such optional cash investments may be subject to the trading price for common stock satisfying a minimum price condition. See Question 14.

•	Any Discount that may be established for the purchase of shares pursuant to a Request for Waiver will not ensure the availability of the same Discount or any Discount in future months. Each month Michaels may establish a Discount, may not establish a Discount and may change or eliminate the Discount or set any minimum price condition without prior notice to Participants. See Questions 12 and 14.

•	The purchase price per share for optional cash investments will be an average price over several NYSE trading days and, therefore, may exceed the price at which shares are trading on the Investment Date (as defined in Question 9) when the shares are issued. See Question 12 regarding the purchase price of the shares and Question 14 regarding the establishment of a minimum price condition.

•	Execution of sales of shares held in the Plan may be subject to delay. See Question 18.

•	No interest will be paid on funds held by Michaels pending reinvestment or investment. See Questions 13 and 14.

•	Shares deposited in a Plan account may not be pledged until the shares are withdrawn from the Plan. See Question 27.

5.	Who will administer the Plan?

The Plan will be administered by Computershare Trust Company, Inc. or such successor administrator as Michaels may designate (the “Administrator”). The Administrator keeps records of the accounts of Participants, sends regular account statements to Participants, and performs other duties relating to the Plan. Shares purchased for each Participant under the Plan will be held by the Administrator and will be registered in the name of such Participant unless and until a Participant requests that a stock certificate for all or part of such shares be issued, as more fully described in Question 16. Correspondence with the Administrator should be sent to:

Michaels Stores Dividend Reinvestment and Stock Purchase Plan
Computershare Trust Company, Inc.
Attn: Dividend Reinvestment Department
Post Office Box A 3309
Chicago, Illinois 60690-3309
Telephone: 1-800-577-4676
Fax: 312-601-4366

Enrollment

6.	How does an eligible holder of common stock or any other interested investor enroll in the Plan and become a Participant?

Registered Holders. Each eligible registered holder may enroll in the Plan and become a Participant by completing and signing an Authorization and Enrollment Form (attached hereto) and returning it to the Administrator at the address set forth in Question 5. An Authorization and Enrollment Form may also be obtained at any time upon request from the Administrator at the same address. If shares are registered in more than one name (e.g., joint tenants, trustees, etc.), all registered holders of such shares must sign the Authorization and Enrollment Form exactly as their names appear on the account registration.

Beneficial Owners. Eligible beneficial owners must instruct their brokers, banks or other nominees in whose name their shares are held to participate in the Plan on their behalf. Optional cash investments submitted by brokerage firms or other nominees on behalf of Participants will be aggregated for purposes of determining whether the $2,500 limit will be exceeded. See Questions 13 and 14.

Non-stockholders. An interested investor who is not presently a stockholder of Michaels, but desires to become a Participant by making an initial investment in common stock, may join the Plan by signing an Authorization and Enrollment Form and forwarding it, together with such initial investment, to the Administrator at the address set forth in Question 5. See Question 13 regarding initial optional cash investments.

7.	What does the Authorization and Enrollment Form provide?

With respect to cash dividends paid by Michaels, the Authorization and Enrollment Form will direct Michaels to pay to the Administrator the Participant’s cash dividends, if any, on all or a specified number of shares of common stock owned by the Participant on the applicable record date and designated by the Participant to be included in the Plan. Pursuant to such form, the Participant may also direct the Administrator to reinvest cash dividends, if any, on whole and fractional shares that are subsequently credited to the Participant’s account pursuant to dividend reinvestments, optional cash investments or shares held for safekeeping (“Plan Shares”). Cash dividends, if any, will continue to be reinvested with respect to the number of shares of common stock (including shares held in your account in the Plan) designated on the Authorization and Enrollment Form until the Participant specifies otherwise in writing or terminates participation in the Plan or until the Plan is terminated. The Administrator will apply optional cash investments (those transmitted with the Authorization and Enrollment Form as well as optional cash investments subsequently submitted) to the purchase, on such Participant’s behalf, of full and fractional shares of common stock in accordance with the Plan.

The Authorization and Enrollment Form instructs the Administrator how to reinvest a Participant’s dividends. A Participant can instruct the Administrator to reinvest cash dividends by selecting one of the following options:

•	Full Dividend Reinvestment

This option directs the Administrator to invest in accordance with the Plan all cash dividends, if any, on all shares of common stock then or subsequently registered in the Participant’s name.

•	Partial Dividend Reinvestment

This option directs the Administrator to invest in accordance with the Plan all cash dividends, if any, on the specified number of shares of common stock then registered in the Participant’s name and so designated in the appropriate space on the Authorization and Enrollment Form. If this option is selected, the Participant will continue to receive cash dividends, if any, in the usual manner on all shares of common stock that have not been designated for participation in the reinvestment option of the Plan. If, at any time, there are fewer shares in your Plan account and registered in your name outside the Plan account than specified for “partial dividend reinvestment” in your Authorization and Enrollment Form, the dividends on all such shares will be reinvested until otherwise specified on a new Authorization and Enrollment Form.

The Plan does not offer Participants an option for no dividend reinvestment. Therefore, if you do not select either of the foregoing options on the Authorization and Enrollment Form, the full dividend reinvestment option will be assumed. The selection in the Authorization and Enrollment Form will apply to all shares held in your name, whether in the Plan account or not.

The Plan also permits a Participant, or an individual who wishes to become a Participant, with a means to make optional cash investments at any time. By making an optional cash investment, an individual or Participant is directing the Administrator to apply such investment toward the purchase of common stock in accordance with the Plan. Any dividends paid on shares purchased with the optional cash investment will be reinvested pursuant to the Participant’s prior instructions set forth on an Authorization and Enrollment Form. Persons making an initial optional cash investment of $500 to $2,500 must file an Authorization and Enrollment Form when they submit their funds for the optional cash investment. In the event that an individual submits funds for an optional cash investment in the form of a check and such check is returned unpaid for any reason, the Administrator will consider the optional cash investment null and void. The Administrator will immediately remove from the Participant’s Plan account those shares, if any, purchased upon the prior credit of such funds. The Administrator will thereupon be entitled to sell the shares to satisfy any uncollected amount plus any applicable fees. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the Administrator will be entitled to sell such additional shares from the Participant’s Plan account as may be necessary to satisfy the uncollected balance.

Cash dividends, if any, will be reinvested on all shares designated for participation in the Plan in accordance with the Participant’s instructions set forth on the Authorization and Enrollment Form until the Participant specifies otherwise or withdraws from the Plan altogether or until the Plan is terminated.

8.	What happens if a Participant sells or transfers shares or acquires additional shares?

If a Participant has elected to have dividends automatically reinvested in the Plan and subsequently sells or transfers all or any part of the shares registered in the Participant’s name, automatic reinvestment will continue as long as shares are registered in the name of the Participant or held for the Participant by the Administrator or until termination of enrollment. Similarly, if a Participant has elected the “Full Dividend Reinvestment” option under the Plan and subsequently acquires additional shares registered in the Participant’s name, dividends paid on such shares will automatically be reinvested until termination of enrollment. If, however, a Participant has elected the “Partial Dividend Reinvestment” option and subsequently acquires additional shares that are registered in the Participant’s name, dividends paid on such shares will not be automatically reinvested under the Plan. See Question 7. Participants may, however, change their dividend reinvestment elections by submitting new Authorization and Enrollment Forms.

9.	When will participation in the Plan begin?

If a properly completed Authorization and Enrollment Form requesting reinvestment of dividends is received by the Administrator on or before the record date established by Michaels’ Board of Directors for a particular cash dividend, that dividend will be used to purchase shares of common stock for the Participant on the date on which the dividend is paid. If an Authorization and Enrollment Form is received from a Participant after the record date established for a particular dividend, the reinvestment of dividends will begin with respect to dividends paid following the next dividend record date. For a discussion of the price to Participants of the shares of common stock purchased under the Plan, see Question 12.

A Participant who has properly completed and submitted an Authorization and Enrollment Form may submit an optional cash investment to purchase shares under the Plan with such Authorization and Enrollment Form. Thereafter, optional cash investments may be made at any time, but not more frequently than once each month, through the use of the appropriate forms sent to Participants with each periodic statement. Payments received by the Administrator by 12:00 (Noon) Central Time on the NYSE trading day immediately preceding the first day of a Pricing Period (as defined in Question 12) will be used to purchase shares on the Investment Date (as defined below) immediately following such Pricing Period. For a discussion of the limitations on optional cash investments, see Question 13.

The dates on which any dividends are to be reinvested and optional cash investments are to be invested are collectively referred to as the “Investment Dates.” For reinvestments of dividends, the Investment Date will be the date on which the dividend is paid. For optional cash investments, the Investment Date will be the first business day on which trades in common stock are reported on the NYSE subsequent to the Pricing Period.

No interest will be paid on optional cash investments pending investment in common stock.

Eligible stockholders and other interested investors may enroll in the Plan at any time. Once enrolled, a Participant will remain enrolled until the Participant discontinues participation or until Michaels terminates the Plan. See Question 20 regarding withdrawal from the Plan and Question 29 regarding termination of the Plan.

Purchases of Shares

10.	When will shares be acquired under the Plan?

Shares of common stock acquired through the reinvestment of dividends will be acquired on the date that such dividends are actually paid. Shares of common stock acquired through optional cash investments will be acquired on the first business day on which trades in common stock are reported on the NYSE subsequent to the Pricing Period.

11.	What is the source of shares to be purchased under the Plan?

Dividends reinvested and optional cash investments through the Plan will be used to purchase shares directly from Michaels, either from treasury or authorized but unissued shares.

12.	What will be the price to the Participant of shares purchased under the Plan?

•	The price to Participants of shares purchased in connection with the reinvestment of dividends will be the Daily Price (defined below) of shares of common stock for the day on which the cash dividend is paid.

•	The price to Participants of shares purchased with optional cash investments will be the average of the Daily Prices (defined below) of shares of common stock for the ten business days on which trades in the common stock are reported on the NYSE ending immediately preceding the applicable Investment Date. In the case of purchases with optional cash investments pursuant to a Request for Waiver in a given month, the average of the Daily Prices will exclude any Daily Price which does not equal or exceed any applicable Threshold Price (defined below). Shares purchased under the Plan pursuant to a Request for Waiver may be eligible for a Discount of 0% to 5%. The Discount will not apply to shares purchased pursuant to the dividend reinvestment feature of the Plan or to optional cash investments of $2,500 or less. See Question 14.

•	The “Daily Price” for a business day on which trades in common stock are reported on the NYSE will be the average of the high and low trading prices of the common stock on that day on the NYSE, rounded to two decimal places.

•	Michaels may, in its sole discretion, establish for any given Pricing Period (as defined below) a minimum price (the “Threshold Price”) for optional cash investments pursuant to a Request for Waiver. Any such Threshold Price will be a stated dollar amount established by Michaels not later than the third NYSE trading day prior to the commencement of each Pricing Period. The period encompassing the first ten business days on which trades in the common stock are reported on the NYSE of each calendar month constitutes the relevant “Pricing Period” for that particular month.

13.	How are optional cash investments made?

All registered holders, including brokers, banks and nominees with respect to shares registered in their name on behalf of beneficial owners, that have submitted signed Authorization and Enrollment Forms are eligible to make optional cash investments.

A broker, bank or nominee, as holder on behalf of a beneficial owner, may utilize an Authorization and Enrollment Form for optional cash investments unless it holds the shares in the name of a securities depository.

Other interested investors that are not stockholders of Michaels are also eligible to make an initial investment in common stock through an optional cash investment by submitting Authorization and Enrollment Forms and funds representing their desired initial investment.

The Administrator will apply all optional cash investments, for which good funds are received on or before 12:00 (Noon) Central Time on the NYSE trading day immediately preceding the first day of the Pricing Period, to the purchase of shares of common stock on the next following Investment Date. All optional cash investments are subject to collection by the Administrator for full face value in U.S. dollars.

There is no obligation to make an optional cash investment at any time, and the amount of a Participant’s investments may vary from time to time.

Optional cash investments (including initial cash investments) must be received by the Administrator no earlier than the 23rd day of the calendar month immediately preceding the Investment Date and no later than 12:00 (Noon) Central Time on the NYSE trading day immediately preceding the first day of the relevant Pricing Period in order to be invested on the Investment Date. In addition, for optional cash investments exceeding $2,500, the written approval of Michaels waiving the $2,500 limitation must be received by the Administrator not later than 12:00 (Noon) Central Time on the NYSE trading day immediately preceding the first day of the related Pricing Period in order for such funds to be invested on the related Investment Date. Otherwise, the optional cash investment (including an initial cash investment) amount will be returned automatically by the Administrator to the Participant as soon as is practicable. Furthermore, upon a Participant’s written request received by the Administrator no later than 5:00 p.m. Central Time two NYSE trading days prior to the first day of the Pricing Period, a timely optional cash investment (including an initial cash investment) not already invested under the Plan will be cancelled or returned to the Participant, as appropriate. However, in the latter event, no refund of a check or money order will be made until the funds have been actually received by the Administrator. Accordingly, such refunds may be delayed by up to three weeks. Any questions regarding these dates should be directed to the Administrator at the address or telephone number set forth in Question 5.

No interest will be earned on optional cash investments held pending investment nor on amounts to be refunded.

Participants should be aware that because investments under the Plan are made as of specified dates, a Participant may lose any advantage that otherwise might be available from being able to select the timing of an investment. Neither Michaels nor the Administrator can assure a profit or protect against a loss on shares purchased under the Plan.

Optional cash investments exceeding $2,500 must be made by wire transfer unless another form of payment is approved in advance by Michaels. Wire transfer information is available from the Administrator at the phone number set forth in Question 5. Any optional cash investments (for $2,500 or less) made by check should be made payable to Computershare Trust Company, Inc. and mailed to the Administrator at the address listed in Question 5. Any checks not drawn on a United States bank or not payable in United States dollars will be returned to the Participant, as will any third party checks. Inquiries regarding other forms of payments and all other written inquiries should be directed to the Administrator at the address listed in Question 5.

14.	What limitations apply to optional cash investments?

Minimum/Maximum Limits. For any Investment Date, optional cash investments made by stockholders of Michaels are subject to a minimum of $100 and a maximum of $2,500 (except as noted below), and optional cash investments made by interested investors who are not then stockholders of Michaels are subject to a minimum initial investment of $500 and a maximum of $2,500 (except as noted below). See Question 9 regarding the determination of Investment Dates for optional cash investments. Optional cash investments of less than the allowable monthly minimum amount and that portion of any optional cash investment that exceeds the allowable monthly maximum amount will be returned, except as noted below, promptly to Participants, without interest. Optional cash investments submitted by brokerage firms or other nominees on behalf of Participants will be aggregated for purposes of determining whether the $2,500 limit will be exceeded. In addition, Michaels reserves the right to treat optional cash investments submitted on forms reflecting Participants with the same name, address or social security or taxpayer identification number as a single investor for purposes of determining whether the $2,500 limit would be exceeded.

Request for Waiver. Optional cash investments in excess of $2,500 per month may be made only pursuant to a Request for Waiver accepted by Michaels. Participants who wish to submit an optional cash investment in excess of $2,500 for any Investment Date, including those whose proposed investments have been aggregated so as to exceed $2,500 as described above, must obtain the prior written approval of Michaels and a copy of such written approval must accompany any such optional cash investment. See Question 12. A Request for Waiver should be directed to Michaels at 1-888-515-MIKE, or at such other number as may be established by Michaels from time to time. Upon receiving such request, Michaels will send the requesting Participant a form to complete related to the optional cash investment. The Participant must complete and return the form to Michaels not later than 5:00 p.m. Central Time on the second NYSE trading day preceding the first day of the relevant Pricing Period. Michaels will approve or disapprove a Request for Waiver not later than 10:00 a.m. Central Time on the last NYSE trading day immediately preceding the first day of the relevant Pricing Period. Michaels has sole discretion to grant any approval for optional cash investments in excess of the allowable maximum amount. If Requests for Waiver are submitted for any Investment Date for an aggregate amount in excess of the amount Michaels is then willing to accept, Michaels may honor such requests in order of receipt, pro rata or by any other method that Michaels determines, at its sole discretion, to be appropriate. Upon granting any Request for Waiver, Michaels may, at its sole discretion, increase or reduce the Discount, if any, with respect to the full amount of such optional cash investment, and Michaels may agree to different Discounts, if any, among persons to whom it has granted a Request for Waiver.

Michaels reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible registered holders or beneficial owners of common stock for any reason whatsoever including elimination of practices that are not consistent with the purposes of the Plan.

Threshold Price with respect to optional cash investments made pursuant to Requests for Waiver. Michaels may establish for any Pricing Period a Threshold Price applicable to optional cash investments made pursuant to Requests for Waiver. At least three NYSE trading days prior to the first day of the applicable Pricing Period, Michaels will determine whether to establish a Threshold Price. If Michaels elects, in its sole discretion, to establish a Threshold Price, Michaels will determine the amount and will notify the Administrator. Participants may ascertain whether a Threshold Price has been set or waived for any given Pricing Period by telephoning Michaels at 1-888-515-MIKE or at such other number as may be established by Michaels from time to time.

If established for any Pricing Period, the Threshold Price will be stated as a dollar amount that the average of the high and low sale prices of shares of the common stock on the NYSE for each NYSE trading day during the relevant Pricing Period must equal or exceed. In the event that the Threshold Price is not satisfied for a NYSE trading day in the Pricing Period, then that NYSE trading day will be excluded from the Pricing Period with respect to optional cash investments made pursuant to Requests for Waiver, and all trading prices for that day will be excluded from the determination of the purchase price. A day will also be excluded if no trades of common stock are made on the NYSE for that day. For example, if the Threshold Price is not satisfied for three of the ten NYSE trading days in a Pricing Period, then the purchase price will be based upon the remaining seven NYSE trading days in which the Threshold Price was satisfied.

In addition, a portion of each optional cash investment made pursuant to a Request for Waiver will be returned for each NYSE trading day during a Pricing Period in which the Threshold Price is not satisfied or for each day in which no trades of shares or common stock are reported on the NYSE. The returned amount will equal one-tenth of the total amount of such optional cash investment (not just the amount exceeding $2,500) for each NYSE trading day that the Threshold Price is not satisfied. Thus, for example, if the Threshold Price is not satisfied or no such sales are reported for three of the ten NYSE trading days during a Pricing Period, 3/10ths (i.e., 30%) of such optional cash investment will be returned to the Participant without interest.

The establishment of the Threshold Price and the possible return of a portion of the investment applies only to optional cash investments made pursuant to a Request for Waiver but applies to the entire amount thereof, including the first $2,500. Setting a Threshold Price for a Pricing Period shall not affect the setting of a Threshold Price for any subsequent Pricing Period. For any particular month, Michaels may waive its right to set a Threshold Price. Neither Michaels nor the Administrator shall be required to provide any written notice to Participants as to the Threshold Price for any Pricing Period. Participants may, however, ascertain whether a Threshold Price has been set or waived for any given Pricing Period by telephoning Michaels at 1-888-515- MIKE or at such other number as may be established by Michaels from time to time.

Discount. Each month, at least three NYSE trading days prior to the first day of the applicable Pricing Period, Michaels may establish a discount from the market price applicable to shares purchased under the Plan in connection with optional cash investments made pursuant to a Request for Waiver. Such discount (the “Discount”) may be between 0% and 5% of the purchase price and may vary each month. The Discount may be increased or decreased by Michaels, in its sole discretion, and Michaels may agree to different Discounts among persons to whom it has granted Requests for Waiver. Participants may obtain the Discount applicable to the next Pricing Period by telephoning Michaels at 1-888-515-MIKE or at such other number as may be established by Michaels from time to time. Setting a Discount for a particular month shall not affect the setting of a Discount for any subsequent month. Discounts apply only to shares purchased in connection with optional cash investments made pursuant to a Request for Waiver, but apply to the entire amount thereof, including the first $2,500.

15.	What if a Participant has more than one account?

For the purpose of the limitations discussed in Question 14, Michaels reserves the right to aggregate all optional cash investments for Participants with more than one account using the same name, address or social security or taxpayer identification number. For Participants unable to supply a social security or taxpayer identification number, participation may be limited by Michaels to only one Plan account. Also for the purpose of such limitations, all Plan accounts that Michaels believes to be under common control or management or to have common ultimate beneficial ownership may be aggregated. In the event Michaels exercises its right to aggregate investments and the result would be an investment in excess of $2,500 without an approved Request for Waiver, Michaels will return, without interest, as promptly as practicable, any amounts in excess of the investment limitations.

Certificates

16.	Will certificates be issued for share purchases?

All shares purchased pursuant to the Plan will be held in “book entry” form through accounts maintained by the Administrator. Upon withdrawal of a Participant from the Plan or upon the termination of the Plan, the Administrator will have certificates issued and delivered for all full shares credited to that Participant’s account if requested by the Participant. Upon written request to the Administrator at the address set forth in Question 5, Participants may also have certificates issued and delivered for any shares in the Participant’s Plan account. Otherwise the shares will remain in book entry form. Certificates will be issued only in the same names as those enrolled in the Plan. In no event will certificates for fractional shares be issued.

17.	May a Participant add shares to his or her account by transferring share certificates that the Participant possesses?

If a Participant holds shares of common stock in certificated form and would like to add such shares to his or her account, the Participant may deliver the certificate(s) representing such shares to the Administrator. Certificates delivered to the Administrator will be cancelled and the shares represented by such certificates will be deposited for safekeeping in “book entry” form and combined with any full and fractional shares then held under the Plan by the Participant and for all purposes will become Plan Shares.

To deposit shares represented by certificates for safekeeping under the Plan, a Participant must be enrolled in the Plan. Stock certificates as well as all written inquiries about the safekeeping service should be directed to the Administrator at the address listed in Question 5.

Participants are cautioned that certificates sent to the Administrator by mail or courier are not insured for value. Participants who wish to deliver certificates to the Administrator should call the Administrator at the number set forth in Question 5.

Shares deposited for safekeeping may be withdrawn by the Participant by submitting a written request to the Administrator.

Sale of Shares

18.	Can Participants sell shares held under the Plan?

Participants who are not “affiliates” of Michaels may, at any time, by written request to the Administrator, request that all or a portion of the shares held in their accounts by the Plan be sold. Participants who are “affiliates” of Michaels must comply with all applicable rules and regulations of the Securities Act of 1933 related to resales before requesting that the Administrator sell any of the shares held in their accounts by the Plan. As used in this paragraph, the term “affiliates” includes any Participant who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Michaels. Michaels’ directors and officers may be considered to be “affiliates” and, therefore, should seek guidance on this issue before reselling shares held in their accounts by the Plan.

Following receipt of written instructions from a Participant, the Administrator will sell those shares as soon as practicable and will remit a check for the proceeds of such sale, less applicable fees, including but not limited to brokerage charges, trading fees, service charges and any taxes, to the Participant. Shares to be sold will be aggregated by the Administrator and generally sold within five business days of receipt of the written instructions directing such sale. The shares will be sold at the then current market prices in transactions carried out through one or more brokerage firms. The trading fee for sales of shares will be $10.00 per transaction plus $.12 per share. See Question 23.

Reports

19.	What reports will be sent to Participants in the Plan?

Unless a Participant participates in the Plan through a broker, bank or nominee, each Participant will receive from the Administrator a detailed statement of the Participant’s account following each dividend payment and account transaction. These detailed statements will show total cash dividends received, if any, total optional cash investments received, total shares purchased (including fractional shares), price paid per share, and total shares held in the Plan account. These statements should be retained by the Participant to determine the tax cost basis for shares purchased pursuant to the Plan. Any Participant that participates in the Plan through a broker, bank or nominee should contact such party for such a statement.

Withdrawal

20.	How may Participants withdraw from the Plan?

Participation in the Plan is entirely voluntary, and a Participant may withdraw at any time, subject to the restrictions discussed below. A Participant may withdraw shares from the dividend reinvestment option of the Plan by giving written notice to the Administrator. Any dividends having a record date occurring at least two NYSE trading days after receipt by the Administrator of such notice will not be reinvested pursuant to the Plan. A Participant may obtain a refund of an optional cash investment that has not been invested by giving written notice to the Administrator no later than 5:00 p.m. Central Time two NYSE trading days prior to the first day of the next Pricing Period. In the event that a purchase of shares on behalf of a Participant pursuant to the Plan is pending, such Participant may not withdraw until after the Investment Date relating to such Pricing Period. Any fractional shares held in the Plan at the time of withdrawal will be converted to cash on the basis of the then current market price of the common stock. If a Participant’s Plan account balance falls below one full share, the Administrator reserves the right to liquidate the fractional share and remit the proceeds, less any applicable fees, including but not limited to brokerage charges, trading fees, service charges and any taxes, to the Participant at its address of record.

Taxes

21.	What are the federal income tax consequences of participating in the Plan?

The tax consequences resulting from optional cash investments are unclear. Participants may be treated as having received a distribution from Michaels upon the purchase of shares pursuant to the Plan with an optional cash investment in an amount equal to the excess, if any, of the fair market value of the shares acquired on the Investment Date over the optional cash investment. Any such deemed distribution will be treated as a taxable dividend to the extent attributable to current or accumulated earnings and profits of Michaels. The purchased shares will have a tax basis equal to the amount of the optional cash investment plus the amount of the deemed distribution, if any, which is treated as a dividend. The fair market value of shares acquired on an Investment Date is likely to differ from the amount of optional cash investment.

Participants will be treated as having received a distribution from Michaels equal to the fair market value on the Investment Date of the shares, if any, acquired with reinvested dividends pursuant to the Plan (rather than the amount of the cash dividend otherwise payable to the Participant). Such distribution will be treated as a dividend to the extent attributable to current or accumulated earnings and profits of Michaels. Any excess will first be treated as a tax-free return of capital, causing a reduction in the basis of existing shares, and the balance will be treated as capital gain recognized on a sale or exchange. A Participant’s tax basis in the dividend shares will equal the fair market value of such shares on the Investment Date.

A Participant’s holding period for shares acquired pursuant to the Plan will begin on the day following the Investment Date. When a Participant receives certificates for whole shares credited to the Participant’s account under the Plan, the Participant will not realize any taxable income. However, a Participant that receives a cash adjustment for a fraction of a share will realize a gain or loss with respect to such fraction. A gain or loss also will be realized by the Participant whenever whole shares are sold, either pursuant to the Participant’s request, upon withdrawal from the Plan or after withdrawal from the Plan. The amount of such gain or loss will be the difference between the amount that the Participant receives for the shares or fraction of a share and the tax basis of the Participant in the shares.

The Participant remains solely responsible for any income taxes payable on reinvested dividends. Dividend income (consisting of dividends and any transaction or trading fees paid on your behalf by Michaels) paid to the Administrator on behalf of a Participant will be reported to the U.S. Internal Revenue Service on Form 1099-DIV, a copy of which will be sent to each Participant. For non-U.S. persons, the Administrator will send a Form 1042-S to the Participant and the U.S. Internal Revenue Service after each year-end, reporting any dividend income the Participant received during the year. If a Participant sells shares through the Plan, the Administrator will send a Form 1099-B to the Participant and the U.S. Internal Revenue Service after year-end showing the total proceeds of the transactions.

Participants who are nonresident aliens or foreign entities such as foreign corporations or foreign partnerships generally are subject to a withholding tax on dividends paid on shares held in the Plan. The Administrator is required to withhold from dividends paid the appropriate amount determined in accordance with U.S. Treasury regulations. Any applicable withholding tax may be determined by treaty between the U.S. and the country in which such Participant resides. Accordingly, the amount of any dividends to such Participants credited to Participant Plan accounts for investments in additional common stock will be net of the applicable withholding tax.

IRS Regulations require Participants to have a valid and effective tax certification form on file, in order to avoid the application of U.S. withholding taxes at the then effective rate to payments for dividends (including reinvested dividends) and/or sales. For U.S. persons, the Form W-9 is required. For non-U.S. persons, the Form W-8BEN is required. Taxes withheld for the year will be shown on the tax information forms furnished by the Administrator to Participants under IRS rules.

The foregoing is only a summary of the federal income tax consequences of participation in the Plan and does not constitute tax advice. This summary does not reflect every possible outcome that could result from participation in the Plan, and, therefore, Participants are advised to consult their own tax advisors with respect to the tax consequences applicable to their particular situations.

Other Provisions

22.	How will a Participant’s shares be voted?

For any meeting of stockholders, each Participant will receive proxy materials in order to vote all shares, including fractional shares, held by the Plan for the Participant’s account. All shares, including fractional shares, will be voted as designated by the Participant or may be voted in person at the meeting of stockholders.

23.	Who pays the expenses of the Plan?

There is no fee for enrolling in the Plan. Participation is voluntary and a Participant may discontinue participation at any time. However, there are fees associated with the Plan and the Administrator’s services. Shares for the Plan will be purchased directly from Michaels, and therefore there will be no trading fees or service charges in connection with purchases of shares. Participants that request the sale of any of their shares held in the Plan must pay a fee equal to $10.00 per transaction plus $.12 per share. The Administrator may also charge Participants for additional services not provided under the Plan or where specified charges are indicated. Any fees may be changed by the Administrator at any time, without notice to Participants. Participants may obtain a current listing of all applicable administrative fees by contacting the Administrator at the address or telephone number listed in Question 5. Brokers or nominees that participate on behalf of beneficial owners for whom they are holding shares may also charge such beneficial owners fees in connection with such participation, for which neither the Administrator nor Michaels will be responsible.

24.	What are the responsibilities of Michaels and the Administrator under the Plan?

Neither Michaels nor the Administrator will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability arising out of a failure to terminate a Participant’s account upon such Participant’s death or adjudication of incompetence prior to the receipt of notice in writing of such death or adjudication of incompetence, the prices at which shares are purchased for the Participant’s account, the times when purchases are made or fluctuations in the market value of the common stock. Neither Michaels nor the Administrator has any duties, responsibilities or liabilities except those expressly set forth in the Plan.

The Participant should recognize that Michaels cannot assure a profit or protect against a loss on the shares purchased by a Participant under the Plan.

25.	What happens if Michaels issues a stock dividend or declares a stock split?

Any shares distributed by Michaels as a result of a stock dividend or a stock split on shares held under the Plan for a Participant, including shares held for safekeeping, will be credited to the Participant’s account.

26.	If Michaels has a rights offering related to the common stock, how will a Participant’s entitlement be computed?

A Participant’s entitlement in a rights offering related to the common stock will be based upon the number of whole shares credited to the Participant’s account. In the event of a rights offering, transaction processing may be curtailed or suspended by the Administrator for a short period of time following the record date for such action to permit the Administrator to calculate the rights allocable to each account.

27.	May shares in a Participant’s account be pledged?

No shares credited to a Participant’s account may be pledged, and any such purported pledge will be void. If a Participant wishes to pledge shares, those shares must be withdrawn from the Plan.

28.	May a Participant transfer all or a portion of the Participant’s shares held in the Plan to another person?

A Participant who is not an affiliate of Michaels may transfer or give gifts of all or a portion of his or her shares into an account established for another person within the Plan. In order to effect such a “book-to-book” transfer, the transferor must submit a written request to the Administrator at the address set forth in Question 5. The written request should indicate the Participant’s Plan account number, the number of shares to be transferred and the recipient’s name, address, date of birth and taxpayer identification number. All parties listed on the Plan account must sign the written request and the signature(s) must be “medallion guaranteed.” A “medallion guarantee” can be obtained from your bank or broker. Upon the written request of the recipient to the Administrator at the address set forth in Question 5, the Administrator will have certificates for the transferred shares issued and delivered to the recipient. Dividends paid on all shares transferred into the recipient’s Plan account will be reinvested until the recipient specifies otherwise by completing and signing an Authorization and Enrollment Form or withdraws from the Plan altogether or until the Plan terminates.

A Participant who is an affiliate of Michaels and who wishes to transfer shares in his or her account should call the General Counsel of Michaels at 972-409-1300.

29.	May the Plan be changed or terminated?

While the Plan is intended to continue indefinitely, Michaels reserves the right to amend, modify, suspend or terminate the Plan at any time. Participants will be notified in writing of any amendments or modifications made to, or suspension or termination of, the Plan.

30.	May the number of shares of common stock available under the Plan be changed?

The Board of Directors of Michaels may determine that it is equitably required to adjust the number of shares of common stock available under the Plan in order to prevent dilution or enlargement of the rights of Participants that otherwise would result from merger, consolidation, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities, any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of Michaels, or any other corporate transaction or event having an effect similar to any of the foregoing, in which case the Board may authorize or direct that such adjustments be made.

USE OF PROCEEDS

          The proceeds from the sale of the common stock offered pursuant to the Plan will be added to Michaels’ funds and used for general corporate purposes.

PLAN OF DISTRIBUTION

          The common stock acquired under the Plan is being sold directly by Michaels. Michaels may sell common stock to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. Shares, including shares acquired through the reinvestment of cash dividends and pursuant to waivers granted with respect to the optional cash investment feature of the Plan, may be resold in market transactions (including coverage of short positions) on any national securities exchange on which shares of common stock trade or in privately negotiated transactions. These exchanges include the NYSE, the national exchange on which the common stock is currently listed. The difference between the price owners pay to Michaels for shares of common stock acquired under the Plan after deduction of the applicable discount, if any, and the price at which those shares are resold, may be deemed to constitute underwriting commissions received by those owners in connection with such transactions. Michaels does not have any formal or informal understanding with any owners.

Michaels reserves the right to exclude from participation in the Plan persons who use the Plan to engage in short-term trading activities that cause alterations in the trading volume of the common stock.

          Michaels will pay any expenses incurred in connection with purchases of common stock under the Plan. Participants that request the sale of any of their shares of common stock held in the Plan must pay a fee to the Administrator equal to $10.00 per transaction plus $.12 per share plus any applicable taxes and, if the sale is effected through a broker-dealer, a commission. The Administrator may also charge Participants for additional services not provided under the Plan. Any fees may be changed by the Administrator at any time, without notice to Participant.

          Common stock may not be available under the Plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any common stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

LEGAL MATTERS

          Certain legal matters in connection with the validity of the common stock offered hereby have been passed upon for Michaels by Jones Day, Dallas, Texas.

EXPERTS

          Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended February 1, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Important Telephone Numbers

To Obtain	Call

Information Concerning Your Plan Account	1-800-577-4676

Prospectus, Authorization and Enrollment Form, and Gift/Transfer Form	1-800-577-4676

Wire Transfer Instructions	1-800-577-4676

Threshold Price and Discount Information	1-888-515-MIKE

Request for Waiver	1-888-515-MIKE

The information in this prospectus is not complete. Michaels Stores, Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and Michaels Stores, Inc. is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

4,900,000 SHARES

MICHAELS STORES, INC.

DIVIDEND REINVESTMENT AND

STOCK PURCHASE PLAN

PROSPECTUS

________	, 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

     Item 14. Other Expenses of Issuance and Distribution.

          The estimated expenses to be incurred in connection with the issuance and distribution of the common stock covered by this Registration Statement, all of which will be paid by the Registrant, are as follows:

Registration Fee	$0
Printing, Engraving and Filing Expenses	$4,000
Accounting Fees and Expenses	$5,000
Legal Fees and Expenses	$25,000
Miscellaneous	$1,000

Total	$35,000

     Item 15. Indemnification of Directors and Officers.

          Michaels’ certificate of incorporation limits the liability of Michaels’ directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of that individual’s fiduciary duties as a director except for liability for (1) a breach of the director’s duty of loyalty to the corporation or its stockholders, (2) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (3) unlawful payments of dividends or unlawful stock repurchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit.

          This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

          Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against attorneys’ fees and other expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person was or is a party or is threatened to be made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

          Michaels’ certificate of incorporation requires that Michaels indemnify its directors and officers, and any other person who is or was serving at the request of Michaels as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, to the fullest extent permitted by Delaware law. Michaels’ certificate of incorporation also requires that Michaels advance expenses incurred by such a person in connection with the defense of any action or proceeding arising out of that person’s status or service to Michaels. The bylaws of Michaels require that it indemnify its directors to the fullest extent permitted by Delaware law and may, if and to the extent authorized by Michaels’ board of directors, so indemnify its officers and any other person whom it has the power to indemnify against any liability, expense or other matter whatsoever.

          In addition, Michaels has entered into contractual indemnification agreements with its directors and certain of its officers. Such agreements require Michaels to indemnify the director or officer party to the agreement, who is or was serving as a director or officer of Michaels or who is or was serving at the request of Michaels as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, to the fullest extent permitted by Delaware law. In addition, under these agreements, Michaels is required to advance expenses incurred by the director or officer in connection with the defense of any action or proceeding arising out of that person’s status or service to Michaels.

          As authorized by its certificate of incorporation, Michaels has procured insurance that purports (a) to insure it against certain costs of indemnification that may be incurred by it pursuant to the provisions referred to above or otherwise and (b) to insure the directors and officers of Michaels against certain liabilities incurred by them in the discharge of their functions as directors and officers except for liabilities arising from their own malfeasance.

     Item 16. Exhibits.

          The following is a list of all exhibits filed as a part of this Registration Statement on Form S-3, including those incorporated herein by reference.

Exhibit
Number	Description of Exhibit

4.1	Restated Certificate of Incorporation of the Registrant. (1)

4.2	Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant. (2)

4.3	Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant, as amended. (3)

4.4	Amended and Restated Bylaws of Michaels Stores, Inc. (4)

4.5	Form of Common Stock Certificate. (5)

5.1	Opinion of Jones Day. (6)

23.1	Consent of Ernst & Young LLP. (7)

24.1	Power of Attorney. (included on signature page)

99.1	Michaels Stores, Inc. Dividend Reinvestment and Stock Purchase Plan. (8)

(1)	Previously filed as Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended November 3, 2001, Commission File No. 001-09338, filed December 18, 2001 and incorporated herein by reference.

(2)	Previously filed as Exhibit 4.2 to the Registrant’s Quarterly Report on Form 10-Q for the period ended November 3, 2001, Commission File No. 001-09338, filed December 18, 2001 and incorporated herein by reference.

(3)	Previously filed as Exhibit 4.3 to the Registrant’s Quarterly Report on Form 10-Q for the period ended November 3, 2001, Commission File No. 001-09338, filed December 18, 2001 and incorporated herein by reference.

(4)	Previously filed as Exhibit 4.4 to the Registrant’s Registration Statement on Form S-8, Registration No. 333-71054, filed October 5, 2001 and incorporated herein by reference.

(5)	Previously filed as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the year ended February 1, 2003, Commission File No. 001-09338, filed April 11, 2003 and incorporated herein by reference.

(6)	Previously filed with the Post-Effective Amendment No. 1 to Form S-3, Commission File No. 333-34459, filed March 8, 2002 and incorporated herein by reference.

(7)	Filed herewith.

(8)	Included in prospectus.

Item 17. Undertakings

          (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increases or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas on September 23, 2003.

MICHAELS STORES, INC.

By:	/s/ Jeffrey N. Boyer

Jeffrey N. Boyer
Executive Vice President–
Chief Financial Officer

          Each person whose signature appears below authorizes R. Michael Rouleau, Jeffrey N. Boyer and Mark V. Beasley to execute in the name of each such person who is then an officer or director of the Registrant and to file any amendments to this Registration Statement necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of this Registration Statement, which amendments may make such changes in the Registration Statement as such attorney may deem appropriate.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title

/s/ Charles J. Wyly, Jr.	Chairman of the	September 23, 2003
Board of Directors
Charles J. Wyly, Jr.

/s/ Sam Wyly	Vice Chairman of the	September 23, 2003
Board of Directors
Sam Wyly

/s/ R. Michael Rouleau	President and Chief	September 23, 2003
Executive Officer
R. Michael Rouleau	(Principal Executive Officer)

/s/ Jeffrey N. Boyer	Executive Vice President–	September 23, 2003
Chief Financial Officer
Jeffrey N. Boyer	(Principal Financial and Accounting Officer)

/s/ Richard E. Hanlon	Director	September 23, 2003

Richard E. Hanlon

/s/ Richard C. Marcus	Director	September 23, 2003

Richard C. Marcus

/s/ Liz Minyard	Director	September 23, 2003

Liz Minyard

Director
Cece Smith

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibit

4.1	Restated Certificate of Incorporation of the Registrant. (1)

4.2	Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant. (2)

4.3	Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant, as amended. (3)

4.4	Amended and Restated Bylaws of Michaels Stores, Inc. (4)

4.5	Form of Common Stock Certificate. (5)

5.1	Opinion of Jones Day. (6)

23.1	Consent of Ernst & Young LLP. (7)

24.1	Power of Attorney. (included on signature page)

99.1	Michaels Stores, Inc. Dividend Reinvestment and Stock Purchase Plan. (8)

(1)	Previously filed as Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended November 3, 2001, Commission File No. 001-09338, filed December 18, 2001 and incorporated herein by reference.

(2)	Previously filed as Exhibit 4.2 to the Registrant’s Quarterly Report on Form 10-Q for the period ended November 3, 2001, Commission File No. 001-09338, filed December 18, 2001 and incorporated herein by reference.

(3)	Previously filed as Exhibit 4.3 to the Registrant’s Quarterly Report on Form 10-Q for the period ended November 3, 2001, Commission File No. 001-09338, filed December 18, 2001 and incorporated herein by reference.

(4)	Previously filed as Exhibit 4.4 to the Registrant’s Registration Statement on Form S-8, Registration No. 333-71054, filed October 5, 2001 and incorporated herein by reference.

(5)	Previously filed as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the year ended February 1, 2003, Commission File No. 001-09338, filed April 11, 2003 and incorporated herein by reference.

(6)	Previously filed with the Post-Effective Amendment No. 1 to Form S-3, Commission File No. 333-34459, filed March 8, 2002 and incorporated herein by reference.

(7)	Filed herewith.

(8)	Included in prospectus.